Exhibit 99.1

Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 880-6500
Enterprise Prices $800 Million of Senior Notes
     Houston, Texas (Monday, August 27, 2007) — Enterprise Products Partners L.P. (NYSE: “EPD”) today announced that its operating subsidiary, Enterprise Products Operating LLC, has priced a public offering of $800 million of 10-year senior unsecured notes. The proceeds from the offering will be used to temporarily reduce borrowings outstanding under the partnership’s Multi-Year Revolving Credit Facility, which will be used to repay, at maturity, the $500 million principal amount outstanding under its 4.00 percent notes due October 15, 2007, together with accrued and unpaid interest, as well as for general partnership purposes.
     The 10-year senior notes will be issued at 99.953 percent of their principal amount and will have a fixed-rate interest coupon of 6.30 percent and a maturity date of September 15, 2017. The settlement date will be September 4, 2007. Enterprise Products Partners L.P. will guarantee the notes through an unconditional guarantee on a senior unsecured basis.
     Citi Markets & Banking, Banc of America Securities LLC, and RBS Greenwich Capital Markets acted as joint book-running managers for the offering. The co-managing underwriters participating in this offering were BNP Paribas, Mizuho Securities, Scotia Capital, SunTrust Robinson Humphrey, Daiwas Securities, BMO Capital Markets, DnB NOR Markets, and Societe Generale. A copy of the prospectus as supplemented can be obtained from any of the underwriters, including Citi Markets & Banking, Prospectus Department, Brooklyn Army Terminal, 140 58th Street, eighth floor, Brooklyn, New York 11220, (877) 858-5407; Banc of America Securities LLC, Prospectus Department, 100 West 33rd Street, third floor, New York, New York 10001, (800) 294-1322; Greenwich Capital Markets, 600 Steamboat Road, Greenwich, Connecticut 06830, (866) 884-2071.
     This press release does not constitute an offer to sell or a solicitation of an offer to buy the senior notes described in this press release, nor shall there be any sale of these senior notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to qualification under the securities laws of any such jurisdiction. The offer is being made only through the prospectus as supplemented, which is part of a shelf registration statement that became effective on August 27, 2007.
     Enterprise Products Partners L.P. is a publicly traded partnership that provides midstream energy services to producers and consumers of natural gas, natural gas liquids and crude oil in North America. Enterprise transports natural gas, NGLs and crude oil through more than 35,000 miles of onshore and offshore pipelines. Services include natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation and offshore production platform services. For more information, visit Enterprise on the web at www.epplp.com. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP LLC, which is wholly owned by Enterprise GP Holdings L.P. (NYSE: EPE), a publicly traded GP partnership. For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.

Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812 or (866) 230-0745 Rick Rainey, Media Relations, (713) 381-3635